CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Third Quarter 2023 Dividend

CAMDEN, Maine, September 26, 2023 /PRNewswire/ -- Gregory A. Dufour, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 5.94% based on the September 25, 2023 closing price of the Company's common stock at $28.30 per share as reported by NASDAQ. The dividend is payable on October 31, 2023 to shareholders of record on October 13, 2023.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England with $5.7 billion in assets and was proudly listed as one of the Best Places to Work in Maine for the past three years. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 57 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management.